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                                                               Exhibit 10.35.1

              AMENDMENT NO.1 TO AMENDED AND RESTATED COLLABORATION AGREEMENT BETWEEN GENZYME CORPORATION AND DYAX CORP.

        This Amendment No. 1 (the "Amendment") to the Amended and Restated Collaboration Agreement dated May 31, 2002 (the "Agreement") by and between Genzyme Corporation, with its principal office at One Kendall Square, Cambridge, Massachusetts 02139 ("Genzyme"), and Dyax Corp., with a principal office at 300 Technology Square, Cambridge, Massachusetts 02139 ("Dyax") is effective as of September 30, 2003 ("Amendment Effective Date"). Terms not otherwise defined herein shall have the respective meanings attributed to them in the Agreement.

        WHEREAS, Genzyme and Dyax are parties to the Agreement, pursuant to which the parties agreed to collaborate in developing DX-88 for the treatment of hereditary angioedema and other inflammatory diseases; and

        WHEREAS, Genzyme and Dyax now wish to modify the terms of their collaboration and amend certain provisions of the Agreement;

        NOW, THEREFORE, in consideration of the promises and agreements set forth herein, and for other good and valuable consideration, Genzyme and Dyax hereby agree as follows:

1. The parties acknowledge and agree that on June 26, 2003, Genzyme elected to exercise its Buy-In Option. As a result, all rights and obligations of Genzyme contained in the Agreement that are contingent upon Genzyme's exercise of its Buy-In Option shall hereafter be deemed to be current and fully enforceable rights and obligations.

2. Section 1.15 of the Agreement ("Field") shall be amended and restated as follows:

        "FIELD" shall mean any and all therapeutic uses of a Collaboration Product, excluding uses relating to the Surgical Product.

3. Section 1.31 of the Agreement ("Percentage Interest") shall be amended and restated as follows:

        "PERCENTAGE INTEREST" shall have the meaning set forth in the Operating Agreement. If Genzyme exercises its Buy-In Option pursuant to Section
        4.2 hereof, the Percentage Interests of the Parties shall be adjusted such that the Percentage Interest of Dyax shall be fifty and one one hundredth percent (50.01 %) and the Percentage Interest of Genzyme shall be forty-nine and ninety-nine hundredths percent (49.99%).

4. In Section 2.1 of the Agreement ("General"), the term "fifty percent (50%)" in the seventh sentence of Section 2.1 shall be deleted, and the term "forty-nine and ninety-nine hundredths percent (49.99%)" shall be inserted in its place.

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5.      In Section 3.2 of the Agreement ("Proposals for Additional
Indications"), the last two sentences of Section 3.2 shall be deleted in their entirety and replaced with the following:

        Genzyme hereby acknowledges and agrees that it shall have no rights with respect to the Surgical Product including, without limitation, the right to receive royalties in connection therewith.

6. In Section 4.2 of the Agreement ("Buy-In Option"), the term "fifty percent (50%)" in the first sentence of Section 4.2 shall be deleted, and the term "forty-nine and ninety-nine hundredths percent (49.99%)" shall be inserted in its place.

7. Section 4.3.1 of the Agreement ("General"), shall be amended and restated as follows:

        If Genzyme elects to exercise its Buy-In Option, Genzyme shall pay Dyax an amount equal to fifty percent (50%) of all Program Costs incurred or accrued after satisfaction of the Initial Funding Commitment through the LLC Formation Date. The Percentage Interests of Dyax and Genzyme in Kallikrein LLC are set forth in Section 5.1(b) of the Operating Agreement. In the event that either Dyax or Genzyme fails to make a capital contribution to Kallikrein LLC as required by this Section 4.3 and Section 5.1(b) of the Operating Agreement, and the other Party does not elect to terminate this Agreement pursuant to Section 13.2.1 hereof, then the Percentage Interests in Kallikrein LLC and the future funding responsibility of the Members shall be adjusted as provided in Section 5.1(b) of the Operating Agreement.

8. Section 4.3.2 of the Agreement ("Initial Capital Contributions") shall be amended and restated as follows;

        If Genzyme elects to exercise its Buy-In Option, within five (5) working days after the execution and delivery of the Purchase Agreement, Dyax shall make a capital contribution to Kallikrein LLC in an amount equal to fifty and one one hundredth percent (50.01%) and Genzyme shall make a capital contribution to Kallikrein LLC in an amount equal to forty-nine and ninety-nine hundredths percent (49.99%) of the Program Costs incurred by Kallikrein LLC from the LLC Formation Date through and including September 30, 2003.

9. In Section 4.5 of the Agreement ("Sale and Purchase of LLC Interest"), the term "fifty percent (50%)" shall be deleted, and the term "forty-nine and ninety-nine hundredths percent (49.99%)" shall be inserted in its place.

10. In Section 13.3.2(d) of the Agreement, in the fifth line of that sub-section, the phrase "in the event that Dyax is the non-terminating Party" shall be deleted, and the phrase "in the event that Dyax is the terminating Party" shall be inserted in its place.

11. Subsidiary is no longer a Member of Kallikrein LLC, consequently, all references to Subsidiary in the Agreement shall be deleted. All references to "Dyax Companies" in the Agreement shall be deemed to refer only to Dyax.

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12.     Except as expressly modified hereby, the terms of the Agreement remain unchanged and in full force and effect and shall govern and apply to all matters contemplated by this Amendment.

        IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective duly authorized representatives as of the Amendment Effective Date.


GENZYME CORPORATION                         DYAX CORP.


By:    /s/ G. Jan van Heek                  By:    /s/ Henry E. Blair
Name:  G. Jan van Heek                      Name:  Henry E. Blair
Title: Executive Vice President             Title: Chairman, President and Chief
                                                   Executive Officer